EXHIBIT 10.13

(Restated Electronically for SEC filing purposes only)

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SUPPLEMENTAL RETIREMENT AGREEMENT (“Agreement”), made and entered into this 27th day of May, 2008, by and between the Bank of Hampton Roads, a banking corporation organized and existing under the laws of the commonwealth of Virginia, hereinafter called the Corporation, and Douglas J. Glenn, hereinafter called the Executive.

WITNESSETH:

WHEREAS, the Executive was employed by the Corporation on November 1, 2007 as its Executive Vice President and General Counsel;

WHEREAS, the terms of this Agreement were contained in summary form in a letter outlining the terms of employment between the Corporation and the Executive dated September 11, 2007; and,

WHEREAS, the Corporation and the Executive now desire to enter into this Agreement as follows:

ARTICLE ONE

Definitions

1.01 “Agreement Effective Date” is November 1, 2007.

1.02 “Plan Retirement Date” is the Executive’s 65th birthday.

1.03 “Plan Administrator” shall mean the Board of Directors of the Corporation or their designee.

1.04 “Change in Control” is hereby defined as the date that (i) any one person, or more than one person, acting as a group, acquires ownership of stock of Hampton Roads Bankshares, Inc. that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Hampton Roads Bankshares, Inc., (b) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by Hampton Roads Bankshares, Inc.’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (c) during any period of twelve consecutive months, (i) any one person, or more than one person, acting as a group, acquires ownership of stock of Hampton Roads Bankshares, Inc. that, together with stock held by such person or group constitutes more than 30% of the total voting power of the stock of Hampton Roads Bankshares, Inc., and (ii) individuals who at the beginning of such period constituted the Board cease in connection with such 30% change in voting stock ownership, cease to constitute a majority of the Board. Anything herein to the contrary notwithstanding, the definition of “Change in Control” shall be interpreted so as to comply with the terms of Section 409A of the Internal Revenue Code and the regulations thereunder.

1.05 “Accrued Benefit” shall mean the Executive’s Normal Retirement Benefit calculated on the basis of the Benefit Computation Base as of the date on which the Executive’s employment with the Corporation is terminated (to include voluntary retirement), multiplied by a fraction: the numerator of which is: if employment is terminated prior to November 1, 2012, the numerator is zero (0); if employment is terminated on or after November 1, 2012 the numerator is the number of completed calendar months the Executive has participated under this Agreement after November 1, 2007 to a maximum of 180; and the denominator of which is the number 180.

1.06 “Benefit Computation Base” shall mean the average of the Executive’s compensation including bonuses (but excluding profit sharing contributions) from the Corporation and the Parent Company for his three highest compensation completed calendar years prior to the year during which the Plan Retirement Date occurs.

1.07 “Normal Retirement Benefit” shall mean an annual benefit payable in fifteen (15) equal installments equal to the greater of: (a) fifty percent (50%) of the Executive’s Benefit Computation Base, or (b) $150,000.

1.08 “Actuarial Equivalent” shall mean a benefit of equivalent current value to the benefit which could otherwise have been provided to the Executive, computed on the basis of an interest rate of (7.0%) per year.

1.09 “Disability” or “disability” shall mean that the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company because of any medically determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than 12 months.

1.10 “Parent Company” shall mean Hampton Roads Bankshares, Inc.

ARTICLE TWO

2.01 Employment. The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation. Executive agrees to devote his full time and attention exclusively to the business and affairs of the Corporation, except during vacation periods and to use his best efforts to furnish faithful and satisfactory services to the Corporation. The Executive further agrees that during the period of his employment pursuant to this Agreement he will not have any other business affiliations without the approval of the Board of Directors of the Corporation.

The supplemental retirement benefits provided by this Agreement are granted by the Corporation as a fringe benefit and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE THREE

3.01 Retirement Benefit. The Executive shall receive his Normal Retirement Benefit on the first day of the month following the attainment of his Plan Retirement Date.

3.02 Retirement Death Benefit. The Corporation agrees that if the Executive shall so retire, but shall die before receiving the fifteen (15) annual payments, it will continue to make such annual payments to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation, until the expiration of fifteen (15) years from the date such payments commence. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator.

ARTICLE FOUR

4.01 Death Prior to Retirement. In the event the Executive should die while actively employed by the Corporation at any time after November 1, 2027 but prior to his retirement from the Corporation, the Corporation shall pay the greater of [a] the sum of Five Hundred Thousand Dollars ($500,000.00) in equal annual installments of Fifty Thousand Dollars ($50,000.00) for a period of ten (10) years, or [b] the Normal Retirement Benefit calculated using the Executive’s date of death as the date of his termination of employment with the Corporation, to such individual or individuals as the Executive may have designated in writing, filed with and approved by the Corporation. The said annual payments shall begin on the first day of the third month following the Executive’s date of death. In the absence of any effective designation of beneficiary by the Executive, any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator, or, if none shall be appointed, as provided by applicable law.

ARTICLE FIVE

5. 01 Involuntary Termination. If the Corporation terminates the Executive’s employment prior to his Plan Retirement Date for “Cause”, the Executive Shall not be entitled to any benefits under the terms of this Agreement. For purposes of this Agreement, “Cause shall mean:

(a) deliberate dishonesty with respect to the Corporation or any subsidiary or affiliate thereof;

(b) conviction of a crime involving moral turpitude; or

(c) gross and willful failure to perform a substantial portion of the Executive’s duties and, responsibilities hereunder, which failure continues for more than thirty days after written notice given to the Executive pursuant to a two-thirds vote of the Board of Directors then in office, such vote set forth in reasonable detail the nature of such failure.

5.02 Other Termination of Service. The corporation reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to his Plan Retirement Date, other than by his death or his discharge for actions inimical to the Corporate interests, but including his disability, then this Agreement shall terminate upon the date of such termination of employment and the Corporation shall pay to the Executive as severance compensation the present value (“Actuarial Equivalent”) of his “Accrued Benefit”. This amount shall be paid to the Executive in a LUMP SUM with the payment due on the first day of the second month following the month in which such severance occurs.

5.03 Benefits Payable When An Executive’s Services Are Terminated Following A Change In Control. If the termination of an Executive’s service occurs within twenty-four (24) months following a Change in Control, then Executive will be entitled to a lump sum payment equal to his (i) Normal Retirement Benefit increased by 50% if he has not attained his Plan Retirement Date, or (ii) the sum of his remaining installment payments increased by 50% if he has attained his Plan Retirement Date. This amount shall be paid to the Executive on the first day of the second month following the month in which such severance occurs. For example, assume that: (a) the Executive’s annual benefit is $50,000, (b) he received 5 annual installments under the terms of the plan and (c) the Change in Control occurs before the 6th annual installment. The Executive would be entitled to a lump sum payment of $750,000 which is the sum of the remaining 10 installments of $50,000 increased by 50%.

ARTICLE SIX

6.01 Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Corporation’s liabilities shall forthwith cease and terminate.

ARTICLE SEVEN

7.01 Participation in Other Plans. Nothing contained in this Agreement shall be construed to altar, abridge, or in any manner affect the rights and privileges of the executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or similar employee plans which the Corporation may now or hereafter have.

ARTICLE EIGHT

8.01 Funding. The Corporation reserves the absolute right at its sole and exclusive discretion either to fund the obligations of the Corporation undertaken by this agreement or to refrain from funding the same, and to determine the extent, nature, and method of such funding. Should the Corporation select to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. The Corporation reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, either in whole or in part. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

Any such policy shall not in any way be considered to be security of the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

If the Executive is asked to submit information to an insurance company and if the Executive makes a material misrepresentation in an application for any insurance that may be used by the Corporation to insure any or all of its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefits provided under that insurance, the Executive shall forfeit all rights and benefits payable under this Agreement.

8.02 This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured creditor of the Corporation.

ARTICLE NINE

9.01 Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor or survivor Corporation.

ARTICLE TEN

10.01 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of either the Corporation’s assets or its business without regard to the form of such succession.

ARTICLE ELEVEN

11.01 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail to: Bank of Hampton Roads, 999 Waterside Dr., Suite 200, Norfolk, VA 23510. Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE TWELVE

12.01 Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

ARTICLE THIRTEEN

13.01 Claims Procedure. In the event that benefits under this Plan Agreement are not paid to the Executive (or his beneficiary on the case of the Executive’s death), and such person feel entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and the Corporation. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his beneficiary in the case of the Executive’s death), shall notify the Plan Administrator in writing within sixty (60) days (and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Executive or his beneficiary may review this Plan Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sale discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reason for the decision and shall include reference to specific provisions of this Plan Agreement on which the decision is based.

For purposes of implementing this claims procedure (but not for any other purpose), (                    ) is hereby designated as the Named Fiduciary and Plan Administrator of this Plan Agreement.

ARTICLE FOURTEEN

14.01 This agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

ARTICLE FIFTEEN

15.01 Compliance with Section 409A of the Internal Revenue Code (“Code”). Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code Section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

15.02 Delay in Distributions. To the extent required by Section 409A of the Code, in the event the Executive is a “specified employee” as provided in Section 409A(a)(2)(b)(i) on his date of termination from employment, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the date of termination. Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

15.03 Anti-Acceleration. The Company shall not accelerate the time over which payments shall be made to the Executive; provided, however, the Company, in its discretion, may accelerate payments under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

ARTICLE SIXTEEN

16.01 For purposes of this Article 16, a parachute payment is defined in Q&A 3 of Notice 2008-TAAP as any payment in the nature of compensation paid on account of an applicable severance of employment to the extent that the aggregate present value of such payments equals or exceeds an amount equal to three times the base amount. A parachute payment shall be interpreted in a manner that is consistent with Notice 2008-TAAP, Notice 2008-94 and all other current or future guidance issued pursuant to Section 111(b)(2)(C) of EESA or Section 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”).

16.02 To the extent that any payment under the Agreement would be forfeited as a prohibited parachute payment under Section 111(b)(2)(C) of EESA, the Bank agrees to pay the Executive an additional payment equal to the forfeited payment plus one dollar, on July 1, 2012, or if later, the earliest date when Section 111(b)(2)(C) of EESA no longer prohibits such payment. Such payment shall be made in a single lump sum in cash, without interest. The Executive may be entitled to severance payments from multiple agreements and plans. The Bank, it its sole discretion, shall determine which payments shall be delayed. Notwithstanding anything in this paragraph to the contrary, the additional amounts due under the Agreement shall not be paid if the Treasury Department or other governmental agency issues guidance subsequent to the date of the Agreement that would prohibit such payment.

ARTICLE SEVENTEEN

17. Forfeiture of Benefits. Notwithstanding any provision of this Agreement, the Bank and Executive hereby agree that any payment or Gross-Up, including but not limited to payments pursuant to Section 5.03 of the Agreement, that may otherwise be paid under the “change in control” provisions of this Agreement as a result of the Transaction, as such term is defined below, shall be forfeited and such provision shall be null and void. The Bank in its sole and absolute discretion shall determine which payments are required to be forfeited to comply with the Investor Requirement. Moreover, the Bank and the Executive hereby agree that any provision accelerating payment or benefits under the “change in control” provisions as a result from the Transaction shall be null and void. For the purposes of this Article 17, the term “Transaction” shall mean the transactions contemplated by the Transaction Documents, as such term is defined in that certain investment agreement dated August 11, 2010, by and between Hampton Roads Bankshares, Inc., Carlyle Global Financial Services Partners, L.P. and ACMO-HR, L.L.C.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and its corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto sat his hand and seal at Norfolk, Virginia, the day and year first above written.

THE BANK OF HAMPTON ROADS

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

ATTEST:

/s/ Tiffany K. Glenn
Tiffany K. Glenn, Secretary

EXECUTIVE:

/s/ Douglas J. Glenn
Douglas J. Glenn

Acknowledged and Affirmed:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

ATTEST:

/s/ Tiffany K. Glenn
Tiffany K. Glenn, Secretary